Exhibit 2.01

                          PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER is made and dated as of June 26, 1998, by and between I-Magic Mergeco, Inc., a North Carolina corporation (the "Surviving Corporation"), and Interactive Magic, Inc., a Maryland corporation (the "Acquired Corporation").

         WHEREAS, the Surviving Corporation and the Acquired Corporation desire to effect the merger of the Acquired Corporation with and into the Surviving Corporation upon the terms set forth herein; and

         WHEREAS, the boards of directors of the Surviving Corporation and the Acquired Corporation by resolution duly approved this Plan and Agreement of Merger and directed that this Plan and Agreement of Merger be submitted to the shareholders of the Acquired Corporation for approval and adoption.

         NOW, THEREFORE, the parties hereto do hereby approve and adopt this Plan and Agreement of Merger for the purpose of setting forth the terms and conditions of the merger referred to above and the mode of carrying the same into effect.

                                    ARTICLE I

                                   THE MERGER

         1.1 Merger. the Acquired Corporation shall be merged with and into the Surviving Corporation (the "Merger") pursuant to Article 11 of the North Carolina Business Corporation Act, as amended (the "NCBCA"), and Title 3 of the Maryland General Corporation Law, as amended (the "MGCL").

         1.2 Effective Time. The Merger shall be effected by the filing of articles of merger with the Secretary of State of North Carolina in accordance with the provisions of Article 11 of the NCBCA. In addition, articles of merger shall be filed with the Maryland State Department of Assessments and Taxation in accordance with the provisions of Title 3 of the MGCL (or such other instrument or instruments as may be required by Title 3 of the MGCL). The time and date when the Merger shall become effective as provided in the articles of merger filed with the Secretary of State of North Carolina and the Maryland State Department of Assessments and Taxation, and is herein referred to as the "Effective Time."

         1.3 Effect of the Merger. At the Effective Time, the separate corporate existence of the Acquired Corporation shall cease, and the Surviving Corporation, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of North Carolina and shall thereupon and thereafter possess all of the rights, privileges, immunities, powers, and franchises of each of the Acquired Corporation and the Surviving Corporation, all of the property (real, personal and mixed) and every other asset of each of the Acquired Corporation and the Surviving Corporation shall vest in the Surviving Corporation without further act or deed; the Surviving Corporation shall assume and be liable for all the liabilities and obligations of each of the Acquired Corporation and the Surviving Corporation; and all other effects of the Merger specified in Article 11 of the NCBCA and Title 3 of the MGCL shall result therefrom. The name of the Surviving Corporation shall be "Interactive Magic, Inc."

                                   ARTICLE II

                   EFFECT OF MERGER ON OUTSTANDING SECURITIES

         At the Effective Time, the outstanding shares and convertible securities of the corporations participating in the merger will be impacted as follows:

         2.1 Surviving Corporation. The outstanding shares of the Surviving Corporation will not be converted, exchanged or altered in any manner as a result of the merger and will remain outstanding as shares of the Surviving Corporation; provided, however, any shares of the Surviving Corporation owned by the Acquired Corporation shall upon the Effective Time of the Merger, by virtue of Section 55-6-31 of the NCBCA, constitute authorized but unissued shares of the Surviving Corporation. No shares of the Surviving Corporation shall be issued or cancelled as a result of the Merger.

         2.2 Acquired Corporation. Each share of each class or series of Common Stock or Preferred Stock of the Acquired Corporation issued and outstanding immediately prior to the Effective Time (other than shares held by the Acquired Corporation, all of which shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled as a result of the Merger) shall be converted into the right to receive 0.5 (the "Exchange Ratio") shares of the same class or series of Common Stock or Preferred Stock of the Surviving Corporation. The Surviving Corporation shall not be required to issue any fractional shares, and any fractional share otherwise issuable hereunder shall be cancelled.

         Effective as of the Effective Time, the Surviving Corporation shall assume and adopt the Acquired Corporation's 1998 Stock Plan and 1998 Employee Stock Purchase Plan. Each then outstanding but unexercised option under the Acquired Corporation's 1998 Stock Plan, the Acquired Corporation's 1998 Employee Stock Purchase Plan, the Acquired Corporation's 1995 Employees' Incentive Stock Option Plan Class A Common Stock (Voting), the Acquired Corporation's 1995 Employees' Incentive Stock Option Plan Class B Common Stock (Nonvoting) and the Acquired Corporation's Interactive Creations Incorporated Incentive Stock Option Plan, exercisable to purchase shares of the Acquired Corporation's Class A Common Stock or Class B Common Stock, shall cease to be exercisable to purchase shares of the Acquired Corporation's Class A Common Stock or Class B Common Stock and shall become exercisable to purchase shares of the Surviving Corporation's Class A Common Stock or Class B Common Stock, as the case may be, on the following basis (and otherwise on the terms then in effect therefor, including as to term, vesting and exercise):

                  (i) number of shares of the Surviving Corporation's Class A Common Stock or Class B Common Stock, as the case may be, purchasable upon the exercise of such option shall be the product of (x) the number of shares of the Acquired Corporation's Class A Common Stock or Class B Common Stock, as the case may be, that were purchasable upon the exercise of such option, and (y) the Exchange Ratio; and

                  (ii) the exercise price per share of the Surviving Corporation's Class A Common Stock or Class B Common Stock, as the case may be, purchasable under such option shall be the quotient determined by dividing (x) the exercise price per share of the Acquired Corporation's Class A Common Stock or Class B Common Stock, as the case may be, under such option, by (y) the Exchange Ratio.

As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holder of each such option appropriate notice setting forth a number of shares of the Surviving Corporation's Class A Common Stock or Class B Common Stock, as the case may be, purchasable and the corresponding exercise price thereunder.

         Each outstanding but unexercised warrant or option (other than options described above) to purchase shares of the Acquired Corporation's Class A Common Stock shall cease to be exercisable to purchase shares of the Acquired Corporation's Class A Common Stock and shall become exercisable to purchase shares of the Surviving Corporation's Class A Common Stock on the following basis (and otherwise on the terms then in effect therefor, including as to term, vesting and exercise periods, as provided in the applicable warrant or option agreement):

                  (i) the number of shares of the Acquired Corporation's Class A Common Stock purchasable upon the exercise of such warrant or option shall be the product of (x) the number of shares of the Acquired Corporation's Class A Common Stock that were purchasable upon the exercise of such warrant or option and (y) the Exchange Ratio;

                  (ii) the exercise price per share of the Acquired Corporation's Class A Common Stock purchasable under such warrant or option shall be the quotient determined by dividing (x) the exercise price per share of the Corporation's Class A Common Stock under such warrant or option by (y) the Exchange Ratio.

After the Effective Time, the Surviving Corporation shall deliver to the holder of each such warrant or option appropriate notice setting forth the number of shares of the Surviving Corporation's Class A Common Stock purchasable in the corresponding exercise price thereunder.

                                   ARTICLE III

                        ARTICLES OF INCORPORATION; BYLAWS

         3.1 Articles of Incorporation. The single sentence of Article I of the Articles of Incorporation of the Surviving Corporation shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  The name of the Corporation is INTERACTIVE MAGIC, INC.

The Articles of Incorporation of the Surviving Corporation shall be otherwise identical to the Articles of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time until thereafter amended as provided by law.

         3.2 Bylaws. The Bylaws of the Surviving Corporation shall be amended upon the Effective Time to reflect that the name of the Surviving Corporation shall be "Interactive Magic, Inc." The Bylaws of the Surviving Corporation shall be otherwise identical to the Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time until thereafter amended as provided by law.

                                   ARTICLE IV

                     SUBMISSION TO SHAREHOLDERS; ABANDONMENT

         4.1 Approval by Shareholders. This Plan and Agreement of Merger has been submitted to the shareholders of the Acquired Corporation and the sole shareholder of the Surviving Corporation for their approval and shall have no force or effect unless approved by the shareholders of the Acquired Corporation and the sole shareholder of the Surviving Corporation in the manner provided by the NCBCA and the MGCL, as applicable.

         4.2 Abandonment. This Merger may be abandoned at any time prior to the Effective Time of the Merger, in the discretion of the boards of directors and the officers of the Surviving Corporation or the Acquired Corporation, respectively.

                                    ARTICLE V

                                  MISCELLANEOUS

         5.1 Headings. The article and section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Plan and Agreement of Merger.

         5.2 Counterparts. This Plan and Agreement of Merger may be executed in two or more counterparts, all of which taken together shall constitute one instrument.


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         IN WITNESS WHEREOF, the Surviving Corporation and the Acquired
Corporation have caused this Plan and Agreement of Merger to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                 I-MAGIC MERGECO, INC.
                                 a North Carolina Corporation


                                 By: /s/ J.W. Stealey
                                     J.W. Stealey,
                                     Chairman of the Board of Directors
                                     and Chief Executive Officer

                                 INTERACTIVE MAGIC, INC.
                                 a Maryland Corporation


                                 By: /s/ J.W.Stealey
                                     J.W. Stealey,
                                     Chairman of the Board of Directors
                                     and Chief Executive Officer